Filed Pursuant to Rule 433

Registration Nos. 333-276654 and 333-276654-02

$1.25 billion Volkswagen Auto Lease Trust (VWALT) 2025-A (Prime Auto Lease)

Joint Bookrunners : RBC (str), Scotiabank, US Bancorp, Wells Fargo

Co-Managers : Citi, Mizuho

CLS	AMT($MM)	WAL^	S/F	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	PX
A-1	197.50	0.27	A-1+/F1+	01-07	01/20/26	06/22/26	I-CRV	+13	4.469	4.469	100.00000
A-2-A	272.50	1.27	AAA/AAA	07-21	03/22/27	12/20/27	I-CRV	+40	4.475	4.43	99.99520
A-2-B	241.25	1.27	AAA/AAA	07-21	03/22/27	12/20/27	SOFR30A	+40			100.00000
A-3	451.25	2.06	AAA/AAA	21-29	11/20/27	06/20/28	I-CRV	+55	4.546	4.50	99.99297
A-4	87.50	2.46	AAA/AAA	29-30	12/20/27	03/20/30	I-CRV	+62	4.606	4.56	99.99431

^ 100% PPC to Maturity

- Transaction Details -

Expected Pricing	:	PRICED	Offered Amount	:	$1,250,000,000
Expected Settle	:	06/17/25	Registration	:	SEC-Registered
First Pmt Date	:	07/21/25	ERISA Eligible	:	Yes
Expected Ratings	:	S&P / Fitch	Pricing Speed	:	100% PPC to Maturity
Bloomberg Ticker	:	VWALT 2025-A	Min Denoms	:	$1k x $1k
Bloomberg SSAP	:	"VWALT2025A"
Bill & Deliver	:	RBC

	CUSIP	ISIN
A-1	92868W AA5	US92868WA A53
A-2-A	92868W AB3	US92868WA B37
A-2-B	92868W AC1	US92868WA C10
A-3	92868W AD9	US92868WA D92
A-4	92868W AE7	US92868WA E75

- Available Materials -

Preliminary Prospectus and FWP and Intex CDI : Attached

Intexnet Dealname : "RBCVOLK25A"; password "K344"

Deal Roadshow : www.dealroadshow.com; password "VWALT2025A"

Direct Link : https://dealroadshow.com/e/VWALT2025A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.